From the President

April 29, 2014

TO: All Members

SUBJECT: First Quarter 2014 Financial Results and Dividend Payment

I am pleased to advise you of the following announcements in the attached news release:

•	Net income of $79.9 million for the first quarter of 2014, compared to $28.6 million for 2013

•	A dividend of 4.00 percent annualized, compared to 2.50 percent annualized last quarter

These results, even excluding a $36.6 million gain related to litigation settlements, show continued improvement and progress, and add to our support of affordable housing and community development in our region. Please see the news release for additional details on our unaudited financial results for the first quarter of 2014.

Dividend Payment

Based on our performance, the Board of Directors declared the dividend of 4.00 percent annualized. The dividend will be calculated on stockholders’ average capital stock held during the period January 1 to March 31, 2014, and will be credited to your demand deposit account (DDA) tomorrow, April 30.

As a reminder, our quarterly conference call is scheduled for Friday, May 2, at 9:00 a.m. If you have yet to register, you may do so by clicking here. Should you have questions regarding these announcements, please contact your relationship manager or me directly.

Sincerely,

Winthrop Watson
President and Chief Executive Officer